EXHIBIT 10.1

AGREEMENT TO BUY AND SELL

RBC LIFE SCIENCES, KOREA

Agreement made October 31, 2006, between RBC Life Sciences USA (RBC USA or RBC), with its principal office located at Texas, USA, here referred to as seller, and Merry Key (MK), a corporation, with its principal office located in Seoul, Korea, here referred to as buyer.

The parties agree as follows:

SECTION ONE.

PROMISE TO BUY AND SELL

Seller agrees to sell and buyer agrees to purchase all stock (112,632 shares at 5,000 KRW each) of RBC Life Sciences, Korea (RBC Korea) a subsidiary of RBC USA, including all of the furniture, equipment, assets, and RBC products on hand, of RBC Korea as of October 31, 2006, and as described in Exhibit A.

SECTION TWO.

CLOSING; DOCUMENTS DELIVERABLE; LIABILITIES; LICENSING

The closing of the sale shall take place on October 31, 2006 in Seoul, Korea and Irving, Texas, USA. As the buyer and seller are in different physical places, the contract will be signed and exchanged via fax.

At the closing, seller shall deliver to buyer such deeds, bills of sale, assignments, and other instruments of transfer as may be necessary to vest in buyer good and marketable title to the property and assets sold under this agreement. At closing, buyer shall pay seller the purchase price as specified in this agreement. All documents and papers to which the parties are entitled under this agreement, unless otherwise specified in this agreement, shall also be delivered at the closing. MK shall assume all liabilities of RBC Korea at closing. RBC USA shall grant MK all exclusive marketing rights for RBC products in South Korea including the use of the name “RBC Life Sciences Korea” as described in a separate agreement entitled “Exclusive Distributorship Agreement” to be signed simultaneously and to be effective November 1, 2006.

Seller retains all rights to the formulas and other proprietary information relating to RBC products and that all such rights are owned by RBC notwithstanding the fact that the products are registered in the company’s name in Korea.

Seller will retain ownership of the name “RBC Life Sciences Korea”. However, buyer will have the right to do business as “RBC Life Sciences Korea” as long as the “Exclusive Distributorship Agreement” stands between seller and buyer. Buyer agrees to take immediate steps to change its corporate name.

Buyer has no right to use the name “RBC Life Sciences” or any other Trademark without the prior written consent of RBC USA, except necessary use to conduct business under the Exclusive Distributorship Agreement.

Buyer agrees to take all necessary and reasonable steps requested by the RBC in connection with the sale of the stock.

SECTION THREE.

CONSIDERATION

Buyer will pay seller $200,000 for the assets in its business office in South Korea and $185,000 for all RBC products on hand in South Korea as of October 31, 2006 payable as follows:

$100,000 at closing.

$285,000 at 10% of RBC Korea sales per month, but not less than $5,000 per month whichever is greater until paid in full. All payments are to be wired by the 10th of the month following the sale starting December 10, 2006.

Seller will also allow buyer the use of RBC Korea’s deposits on the office lease in South Korea and its deposits in the RBC bank account securing credit card transactions plus deposits with the Korean government securing operations as an MLM company in South Korea in the amount of approximately $400,000 at no interest, payable only after the amount in the above paragraph of $385,000 has been paid, as follows:

$400,000 at 10% of sales of RBC Korea per month but not less than $5,000 per month until paid in full. MK will pay for these deposits only after RBC USA has been paid for the assets described above ($285,000). Buyer pledges the stock as collateral for the amount that buyer owes to the seller until all of the remaining balance is paid off.

Buyer shall secure the personal guarantee of Jong Dae Shin, which shall be provided to seller to secure amounts owned to seller by buyer, as attached as Exhibit B.

SECTION FOUR

OTHER OBLIGATIONS

Buyer agrees to provide the following information to RBC:

1.	By the 14th day of November, buyer shall submit to seller financial statements as of and for the month ended October 31, 2006, prepared using the same accounting principles used by RBC Korea prior to the sale contemplated by this Agreement.

2.	By the 25th day of each month thereafter, buyer shall provide to seller financial statements as of and for the previous month end, prepared in accordance with accounting principles customarily used in South Korea.

3.	Any audited financial statements of the corporation transferred hereby, or any successor corporation, subsequent to the date of closing.

Buyer acknowledges that its obligation to provide the information set forth in subparagraphs 2 and 3 above shall continue until all obligations of buyer under this Agreement have been fully satisfied.

In witness whereof the parties have executed this agreement.

RBC Life Sciences, Inc.

by:	/s/ Clinton H. Howard
[Seller Signature / Date]

/s/ Jong Dae Shin, Oct 31, 2006
[Buyer Signature / Date]

[Attach exhibits]

EXHIBT A

ASSET LISTING

•	Cash on hand or on deposit in any bank account under the control of RBC Life Sciences Korea Co., LTD. as of the close of business on October 31, 2006

•	All accounts receivable as of the close of business on October 31, 2006

•	All inventory on hand at the close of business on October 31, 2006

•	Tax and all other deposits held by third parties, including landlords and government agencies, held for the account of RBC Life Sciences Korea Co., LTD. at October 31, 2006

•	All furniture, equipment, software licenses, autos and leasehold improvements titled to RBC Life Sciences Korea Co., LTD as of the close of business on October 31, 2006

EXHIBIT B

PERSONAL GUARANTEE

JONG DAE SHIN

In consideration of the granting of credit by RBC Life Sciences USA (RBC USA), with its principal office located at Texas, USA, hereinafter referred to as Creditor, to Merry Key (MK), a corporation with its principal office located in Seoul, Korea, hereinafter referred to as Debtor, and other good and valuable consideration, the undersigned, as an individual, hereinafter referred to as Guarantor, hereby guarantees prompt payment of all amounts now due, and hereafter arising, from Debtor under the AGREEMENT TO BUY AND SELL RBC LIFE SCIENCES, KOREA (Agreement) made as of October 31, 2006 by and between Creditor and Debtor.

For purposes of this Personal Guarantee, payment of amounts by Debtor under the Agreement shall be due in accordance with the terms the Agreement, and payment of amounts due by Guarantor shall, at the option of Creditor, become immediately due at any time when (1) Debtor defaults in any way of its obligations under the Agreement; (2) a petition is filed for bankruptcy or for the appointment of a receiver of any part of the property of Debtor; (3) Debtor makes a general assignment for the benefit of its creditors, suspends business, or commits or suffers any act or event amounting to a business failure; or (4) an attachment or judgment lien is levied on, or a tax lien is filed against, any property of Debtor.

This is an absolute, unconditional, and continuing guarantee and will remain in full force and effect until all of Debtor’s payment obligations under the Agreement are satisfied.

Notice of acceptance of this Personal Guarantee, notice of default, notice of demand for payment or any other notice related to enforcement of this Personal Guarantee are hereby waived. Creditor, in its sole, arbitrary discretion may determine the reasonableness of the period which may elapse prior to making demand for payment against Debtor, and Creditor need not exhaust any of its remedies against Debtor before having recourse against the Guarantor under this Personal Guarantee.

The Guarantor shall reimburse Creditor, on demand, for all expenses, including reasonable attorney’s fees, incurred by Creditor, in the enforcement or attempted enforcement of any of its rights hereunder against the Guarantor.

This Personal Guarantee shall be effective as of the date executed.

GUARANTOR:

                                                                              Date     /    /

Signed as an individual, not as an officer or partner or Witness

In the presence of:

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